EXHIBIT 99.1
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

FOCUS ON THE FUTURE

CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS
CORPORATE PROFILE
Citizens & Northern Corporation is a bank holding company with assets exceeding $1.2 billion and is headquartered in Wellsboro, PA. Banking services are provided by its subsidiary, Citizens & Northern Bank, from 24 banking offices in Bradford, Cameron, Lycoming, McKean, Potter, Sullivan and Tioga Counties.
Banking offices in Cameron, McKean and Potter Counties are operated by Citizens Trust Company, a division of Citizens & Northern Bank.
In addition, the corporation’s subsidiary, First State Bank, operates banking offices in Canisteo and Hornell, NY in Steuben County.
Investment and insurance products are offered through Citizens & Northern Bank’s subsidiary, C&N Financial Services Corp.
Citizens & Northern Corporation stock trades on the NASDAQ Capital Market Securities under the symbol CZNC.
Citizens & Northern Corporation officers include: Craig G. Litchfield, chairman of the board, president and chief executive officer; Mark A. Hughes, treasurer, and Jessica R. Brown, corporate secretary.

FOCUS ON THE FUTURE

a message to our shareholders
What an interesting time we live in. There is certainly no certainty, except maybe that the rate of change and upheaval will continue to increase geometrically, if not exponentially. Over the past year, we have witnessed a subprime mortgage credit meltdown that has dramatically affected some of the largest banks in the United States and Europe. The full effects of the subprime crisis are not yet known. The housing bubble, or “froth” as Alan Greenspan called it, has subsided in those areas where prices and speculation were driven to new irrational heights. Since September 2007, to head off a recession, the Federal Reserve has reduced the Fed Funds rate five (5) times or a total of 2.25% to 3.00%, where it was in May of 2005. By the time you read this, the Fed may have dropped rates again. As this is being written, the U.S. Congress is working on a fiscal stimulus package that is thought, in addition to the Fed’s actions, will help prevent or ease the effects of a recession. Deposit pricing is now driven not only by local competition, but also by large Internet banks. Loan pricing is likewise affected. There is more that could be mentioned, but you get the idea.

FOLLOWING OUR STRATEGY

Through the turmoil, C&N has remained true to its long-term strategy to stay an independent community bank focused on serving its shareholders, customers, communities and employees. Over the past five years, our strategy to increase our market footprint and thus our opportunities for future net income growth in Lycoming County, Pennsylvania and Steuben County, New York has made some progress, but we are not where we want to be. We added four (4) new offices in Lycoming County and acquired First State Bank in Steuben County just as the Federal Reserve began increasing the Fed Funds rate and the rate curve began to flatten and later invert. The added costs associated with de novo branch expansion and the acquisition of First State Bank coupled with reduced interest spread has affected our earnings over the past three years.

EYE ON THE BOTTOM LINE

In September, to address the disappointing bottom line performance, C&N’s board and management began several expense reduction and revenue enhancement initiatives, including a nearly 10% reduction in staffing levels and the initiation of a new overdraft privilege program. During the first quarter of 2008, we will engage a bank-consulting firm to help us identify other opportunities to improve our operational efficiency and financial results.
During 2007, Citizens Bancorp and its subsidiary, Citizens Trust Company, were merged into C&N. The merger added new market opportunities to our west, and we were able to add four experienced and competent senior bankers to our team, including Charles Updegraff, who joined us as our first Chief Operating Officer. Our people converted First State Bank’s and Citizens Trust Company’s core banking computer systems into our system; and converted Citizens Trust Company’s trust core processing system data into C&N’s trust system. Those conversions will save us money and make our processes more efficient.
Continued Page 2
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

from page 1
Computer conversions are very complex and time consuming. One conversion in a year is a great accomplishment. Three in a year, unless performed by staff solely dedicated to nothing but conversions, is SUPER. Praise and thanks goes out to our Management Information Systems staff, Trust operations staff and all the people who managed to perform their regular jobs while also participating in the conversions.

FINANCIAL RESULTS

As mentioned earlier, our 2007 bottom line results were disappointing. Net income dropped 13% from the previous year. Embedded in the numbers are some positive signs, however. The interest margin after provision for loan losses increased 8.4%, due mainly to an 8.9% increase in interest and dividend income. Trust, insurance and broker dealer revenue increased 28.5%. Trust assets-under-management increased 27.3% for the year, 19.3% due to the addition of Citizens Trust Company. Security Gains declined substantially from $5 million in 2006 to $127 thousand in 2007. A security portfolio restructuring in mid-year generated more than a $2 million securities loss that completely erased gains to that point. Proceeds from that restructuring were reinvested at higher rates to improve the return on the securities portfolio. Other expenses were up about 5.3% due in part to expenses associated with the Citizens Trust Company merger.
Assets increased 13.9% due to a combination of two significant items: The merger with Citizens Trust Company and the execution of an $86 million securities transaction near the end of the year. The securities transaction was funded with repurchase agreement funds containing embedded interest rate caps that will significantly reduce our interest rate volatility in a rising rate environment. The securities transaction is expected to add over $780 thousand to our bottom line in 2008.
Tangible equity to tangible assets at 9.79% is nearly two-times the regulatory “well capitalized” threshold of 5%. The Risk Based capital ratio at 16.52% is well in excess of the “well capitalized” threshold of 10%. The non performing loans to total assets decreased over 28% to 0.54%.

NEW TECHNOLOGY

During 2007, we introduced our commercial customers to the Remote Deposit Capture service, enabling them to save time and money by scanning and transmitting checks for deposit via the Internet.
We also updated our Internet Banking System to provide for user authentication and to communicate with our core data processing system. Internally, we converted all of our offices to remote capture that allows them to transmit scanned images of all their processed items. Branch remote capture has allowed us to extend the daily cut off times for all of our offices to 4:30 p.m. and it has eliminated the need for an afternoon courier. We also became Check 21 compliant, which allows us to transmit and receive electronically our check clearings with the Federal Reserve. Additionally, we added a new mortgage loan application feature to our web site that is already generating Internet-generated lending opportunities.

A LOOK AHEAD

Without tipping our hand to our local competition, we can tell you that we have several more delivery enhancements planned for 2008. We believe those enhancements will improve the value we provide to current customers and will attract new customers. That value includes continued efforts to improve and enhance the quality of personal service we provide each of our customers. We are committed to quick, competitively priced and accurate service. We know we have the team to deliver on that promise.
continued page 3

FOCUS ON THE FUTURE

a message to our shareholders
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

FOCUS ON THE FUTURE

a message to our shareholders
from page 2

RETIREMENTS

During 2007, we extended best wishes to 10 retiring employees with a combined 245 years of service:

● Sandy Andrews	34 years
● Marcella Chaykosky	23 years
● Raechelle Curry	23 years
● Diana Davis	34 years
● Nancy Erway	43 years
● Sheryl Groover	6 years
● Nancy Lent	40 years
● Helen Perry	5 years
● Barbara Shedden	27 years
● Joy Wisckol	10 years
We all thank them for their dedication and loyalty to C&N, and wish them all a long and fulfilling retirement.
At the 2008 Annual Meeting, Karl Kroeck will be retiring from active board status to that of a Director Emeritus. After 12 years of service, Karl deserves a break, but he intends to remain actively involved as a Director Emeritus, especially in the role of advisor on agriculture and agri-business. We thank Karl for his service and devotion to C&N.

IN CONCLUSION

We thank all of our shareholders and customers for their continued support of C&N and our dedication to remaining a locally focused, independent and profitable community banking organization.

STOCKHOLDER INQUIRIES

A copy of the Corporation’s Annual Report Form 10-K for the year ended December 31, 2007, as required to be filed with the Securities and Exchange Commission, will be furnished to any stockholder without charge upon written request to the Corporation’s Treasurer at our principal office at P.O. Box 58, Wellsboro, PA 16901.
The information is also available through the Citizens & Northern Bank website at www.cnbankpa.com and at the website of the Securities and Exchange Commission at www.sec.gov.
This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

INVESTOR INFORMATION

The Annual Meeting of Shareholders will be held in the second floor training room at the Wellsboro Branch Office, 90-92 Main Street in Wellsboro PA at 2:00 p.m. Tuesday, April 15th, 2008.
General shareholder inquiries should be sent to: Citizens & Northern Corporation, 90-92 Main Street, P.O. Box 58, Wellsboro, PA 16901.
Our Stock Transfer Agent is: American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.
Telephone: 800-278-4353
Our Independent Auditors are:
Parente Randolph, LLC, 400 Market Street,
Williamsport, PA 17701
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

FIVE YEAR PERFORMANCE

Net Income — in millions
Total Shareholders’ Equity — in millions

Total Assets — in millions
Deposits — in millions

Net Loans — in millions
Cash Dividends Declared Per Share*

*	In addition to cash dividends, a 1% stock dividend has been declared for each year.

CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

OUR EXECUTIVE OFFICERS

Seated, from left, Dawn A. Besse, EVP and Director of Sales, Service and Employee Development; Craig G. Litchfield, Chairman, President and CEO; Deborah E. Scott, EVP and Senior Trust Officer; standing, from left, Mark A. Hughes, EVP and Chief Financial Officer; Charles H. Updegraff, Jr., EVP and Chief Operating Officer; Thomas L. Rudy, Jr., EVP and Director of Branch Delivery; Harold F. Hoose, III, EVP and Director of Lending.

CONTACT US

Our service departments may be contacted directly:
FUNDS MANAGEMENT
10 Nichols Street, Wellsboro, PA 16901
1-800-577-9397
ACCOUNT SERVICES
90-92 Main Street, Wellsboro, PA 16901
1-800-726-2256

CASH MANAGEMENT
10 Nichols Street, Wellsboro, PA 16901
1-877-838-2517
C&N FINANCIAL SERVICES
90 Main Street, Wellsboro, PA 16901
1-866-ASK-CNFS
10 N. Main Street, Coudersport, PA 16915
814-274-9150
TRUST AND FINANCIAL MANAGEMENT
90-92 Main Street, Wellsboro, PA 16901
1-800-487-8784

1827 Elmira Street, Sayre, PA 18840
1-888-760-8192

428 Main Street, Towanda, PA 18848
1-888-987-8784

130 Court Street, Williamsport, PA 17701
1-866-732-7213

3 Main Street, Canisteo, NY 14823
607-698-4295

10 N. Main Street, Coudersport, PA 16915
814-272-9150

135 E. Fourth Street, Emporium, PA 15834
814-486-1112

CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

QUARTERLY SHARE DATA

Trades of the Corporation’s stock are executed through various brokers who maintain a market in the Corporation’s stock. The Corporation’s stock is listed on NASDAQ Capital Market Securities with the trading symbol CZNC.
The following table sets forth the approximate high and low sales price of the common stock during 2007 and 2006:
2007

			Dividend
			Declared
	High	Low	Per Quarter
First Quarter	$23.21	$20.30	0.24
Second Quarter	$21.13	$19.36	0.24
Third Quarter	$19.82	$17.82	0.24
Fourth Quarter	$20.19	$17.28	0.24
Plus 1% stock dividend
2006

			Dividend
			Declared
	High	Low	Per Quarter
First Quarter	$29.93	$23.76	0.24
Second Quarter	$25.72	$20.11	0.24
Third Quarter	$24.12	$19.80	0.24
Fourth Quarter	$22.77	$21.29	0.24
Plus 1% stock dividend
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

COMMON STOCK AND PER SHARE DATA

Per Common Share (1)

	2007	2006	2005	2004	2003
Net income per share — basic	$1.19	$1.42	$1.53	$1.76	$1.93
Net income per share — diluted	$1.19	$1.42	$1.52	$1.75	$1.92
Cash dividends declared per share	$0.96	$0.96	$0.93	$0.89	$0.85
Stock dividend	1%	1%	1%	1%	1%
Book value at period-end	$15.34	$15.51	$15.58	$15.61	$14.88
Tangible book value at period-end	$13.85	$15.13	$15.18	$15.61	$14.88
Weighted average common shares outstanding — basic	8,784,134	8,422,495	8,458,813	8,433,494	8,418,231
Weighted average common shares outstanding — diluted	8,795,366	8,448,169	8,517,598	8,481,750	8,466,946

(1)	All share and per share data have been restated to give effect to stock dividends and splits.
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

FIVE-YEAR SUMMARY OF OPERATIONS

INCOME STATEMENT
(in thousands)

	2007	2006	2005	2004	2003
Interest and fee income	$70,221	$64,462	$61,108	$57,922	$55,223
Interest expense	33,909	30,774	25,687	22,606	23,537
Net interest income	36,312	33,688	35,421	35,316	31,686
Provision for loan losses	529	672	2,026	1,400	1,100
Net interest income after provision for loan losses	35,783	33,016	33,395	33,916	30,586
Noninterest income excluding securities gains and gains from sale of credit card loans	10,440	7,970	7,636	6,922	6,595
Net gains on available-for-sale securities	127	5,046	1,802	2,877	4,799
Gain from sale of credit card loans	—	340	1,906	—	—
Noninterest expense	33,283	31,614	28,962	26,001	22,114
Income before income tax provision	13,067	14,758	15,777	17,714	19,866
Income tax provision	2,643	2,772	2,793	2,851	3,609
Net income	$10,424	$11,986	$12,984	$14,863	$16,257

BALANCE SHEET AT YEAR END (in thousands)

Available-for-sale securities	$432,755	$356,665	$427,298	$475,085	$483,032
Gross loans	735,941	687,501	653,299	579.613	524,897
Allowance for loan losses	8,859	8,201	8,361	6,787	6,097
Assets	1,283,746	1,127,368	1,162,954	1,123,002	1,066,901
Deposits	838,503	760,349	757,065	676,545	658,065
Borrowings	300,132	228,440	266,939	305,005	272,953
Stockholders’ equity	$137,781	$129,888	$131,968	$131,585	$125,343
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

FIVE-YEAR SUMMARY OF OPERATIONS

AVERAGE BALANCE SHEET
(in thousands)

	2007	2006	2005	2004	2003
Total assets	$1,178,904	$1,134,689	$1,144,619	$1,114,041	$1,034,720
Earning assets	1,090,035	1,055,103	1,065,189	1,036,535	959,556
Gross loans	729,269	662,714	618,344	551,352	485,150
Deposits	812,255	750,982	702,404	669,307	651,026
Stockholders’ equity	138,669	131,082	132,465	128,374	122,271
KEY RATIOS

	2007	2006	2005	2004	2003
Return on average assets	0.88%	1.06%	1.13%	1.33%	1.57%
Return on average equity	7.52%	9.14%	9.80%	11.58%	13.30%
Average equity to average assets	11.76%	11.55%	11.57%	11.52%	11.82%
Net interest margin (1)	3.51%	3.42%	3.62%	3.78%	3.70%
Efficiency (2)	71.19%	75.89%	67.26%	61.56%	57.77%
Cash dividends as a % of diluted earnings per share	80.67%	67.61%	61.18%	50.86%	44.27%
Tier 1 leverage	10.92%	11.22%	10.62%	10.69%	10.80%
Tier 1 risk-based capital	15.46%	16.51%	16.52%	17.17%	18.67%
Total risk-based capital	16.52%	17.97%	18.19%	18.89%	20.61%

(1)	Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis.

(2)	The efficiency ratio is calculated by dividing total noninterest expense by the sum of net interest income and noninterest income excluding securities gains and gains from sale of credit card loans.
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

QUARTERLY FINANCIAL DATA

The following table presents summarized quarterly financial data for 2007 (unaudited)
(In thousands, except per share data):
2007 QUARTER ENDED

	March 31	June 30	Sept. 30	Dec. 31
Interest income	$16,243	$17,692	$18,058	$18,228
Interest expense	8,000	8,679	8,551	8,679
Interest margin	8,243	9,013	9,507	9,549
Provision for loan losses	229	—	—	300
Interest margin after provision for loan losses	8,014	9,013	9,507	9,249
Other income	2,088	2,644	2,877	2,831
Net gains (losses) on available- for-sale securities	1,161	(1,172)	(68)	206
Other expenses	8,247	8,189	8,691	8,156
Income before tax provision	3,016	2,296	3,625	4,130
Income tax provision	558	360	777	948
Net income	$2,458	$1,936	$2,848	$3,182

Net income per share — basic	$0.29	$0.22	$0.32	$0.35

Net income per share — diluted	$0.29	$0.22	$0.32	$0.35

CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

QUARTERLY FINANCIAL DATA

The following table presents summarized quarterly financial data for 2006 (unaudited)
(In thousands, except per share data):
2006 QUARTER ENDED

	March 31	June 30	Sept. 30	Dec. 31
Interest income	$15,863	$15,984	$16,152	$16,463
Interest expense	7,278	7,566	7,833	8,097
Interest margin	8,585	8,418	8,319	8,366
Provision for loan losses	600	(300)	191	181
Interest margin after provision for loan losses	7,985	8,718	8,128	8,185
Other income	1,789	1,937	2,199	2,045
Gain from sale of credit card loans	—	—	—	340
Net gains on available- for-sale securities	1,315	1,333	1,602	796
Other expenses	7,843	7,976	7,640	8,155
Income before tax provision	3,246	4,012	4,289	3,211
Income tax provision	426	813	1,016	517
Net income	2,820	3,199	3,273	2,694

Net income per share — basic	0.33	0.38	0.39	0.32

Net income per share — diluted	$0.33	$0.38	$0.39	$0.32

CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

TRUST AND FINANCIAL MANAGEMENT GROUP

Some members of our Trust team include, seated, from left, Rhonda Litchfield, Trust Investment Officer; Marla McIlvain, Assistant Trust Officer; Justin Krellner, Trust Team Manager and standing, f r om left, Larry Alderson, Certified Trust and Financial Advisor; Michael Charles, Tax Officer and Matthew Landis, Senior Financial Consultant.

(In Thousands)	2007	2006	2005	2004	2003
Assets	$659,193	$517,775	$418,259	$383,062	$329,493
Revenue	$3,440	$2,409	$2,088	$2,105	$1,733
The composition of Trust assets under management and accounts as of December 31, 2007 and 2006 follow:
INVESTMENTS (In Thousands)

	2007	2006
Mutual funds	$237,824	$182,140
Bonds	178,829	144,924
Stocks	157,690	147,851
Savings and Money Market funds	76,866	39,967
Miscellaneous	6,267	837
Real Estate	1,098	1,341
Mortgages	619	715

Total	$659,193	$517,775
ACCOUNTS (In Thousands)

	2007	2006
Pension/profit sharing	$245,217	$203,589
Investment management	194,844	138,090
Trusts	124,125	84,506
Custody	90,936	84,871
Estates	3,020	5,727
Guardianships	1,051	992

Total	$659,193	$517,775
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

2007 ADVISORY BOARDS

Our Advisory Boards provide us with invaluable counsel.
Their knowledge of and dedication to their communities serves our local offices very well.
We are grateful for their time, talent and loyalty to C&N Corporation.

ATHENS and SAYRE

Virginia L. Reap	Kathy L. Watkins
Warren J. Croft	Max P. Gannon, Jr.
R. Bruce Haner	Susan E. Hartley
Dr. Edward Jones	Wayne E. Lowery
David Rosenbloom	Mary Theresa Sullivan
L. Joseph Tomasso, Jr.

COUDERSPORT

Michael D. Wetzel, Jr.	Joseph F. Costa
Robert C. Smith	Patrice D. Levavasseur
Edwin H. Corey

DUSHORE

Helen W. Ferris	Ronald A. Gutosky
Leo F. Lambert	Dennis K. McCarty
Kerry A. Meehan

EAST SMITHFIELD

Peggy A. Brown	Roy L. Beardslee
Thomas G. Furman	James G. Wilcox

ELKLAND

Lynette Burrous	Mary C. Heitzenrater
Mark R. Howe	John C. Kenyon
Edward L. Learn

EMPORIUM

Kimberlea Whiting	Anthony C. Moscato
Edwin W. Tompkins, III

JERSEY SHORE

Debra R. Martin	Thomas F. Charles
Daniel P. Lazorka	Melanie McLane
David Schall

KNOXVILLE

Amy B. Wherley	Brian A. Bicksler
L. Grant Gehman	Karl W. Kroeck
William W. Roosa

LAPORTE

Linda M. Etzel	David L. Baumunk
Robin A. Fiester	William B. Saxe
Leonard Simpson

LIBERTY

Ann L. Yuscavage	Lyle R. Brion
Gary L. Dinnison	James H. Route, Jr.
Ray E. Wheeland

MANSFIELD

Diane K. Wilson	Clifford L. Cross, Jr.
David Kurzejewski	Larry Mansfield
Joseph R. Maresco

MUNCY

Dawn Myers	James R. Fetter, Jr.
Kenneth F. Fry	Thomas D. Hess
Roger D. Jarrett

OLD LYCOMING

Stacy Elliott	John Confer
Karen Maseto	Louis “Terry” Waldman

PORT ALLEGANY

Bryan T. Smith	Edwin M. Schott
P. Gregory Buchanan	Madelyn M. Farber
(Continued Page 14)

CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

2007 ADVISORY BOARDS

(Continued from Page 13)

RALSTON

Courtney Baker	William W. Brooks, III
Stephen L. Davis	Ronald W. Roan

TIOGA

Brett Kennedy	C. Frederick LaVancher
Leisa L. LaVancher	Dirk D’Haene

TOWANDA and MONROETON

Gary Baker	James A. Bowen
Mark Gannon	W. John Greenland
Jeffrey A. Smith	Mark W. Smith

TROY

Mark C. Griffis	Dennis F. Beardslee
Roy W. Cummings, Jr.	J. Robert Garrison
Gregory W. Powers	Evan S. Williams, Jr.

WELLSBORO

Todd Coolidge	Donald R. Abplanalp
Robert F. Cox, Jr.	R. Robert DeCamp
Craig Eccher	Jan E. Fisher
Scott Lewis	Edward H. Owlett, III
F. David Pennypacker

WILLIAMSPORT/SOUTH WILLIAMSPORT

Keith Boatman	James Bower, Jr.
Daniel Mathers	Raymond Mattie
Ann M. Tyler	Frank G. Pellegrino

WYSOX

Debra S. Kithcart	Robert L. Fulmer
Gary Hennip	James E. Towner
Walter E. Warburton, Jr.

OUR REGIONAL EXECUTIVES

WESTERN REGION — BOBBIE KAYSER
Seated, right. Offices: Canisteo, Coudersport, Elkland, Emporium, Hornell, Knoxville, Liberty, Mansfield, Port Allegany, Tioga, Troy, Wellsboro.
EASTERN REGION — JAMES PARKS
Standing, right. Offices: Athens, Dushore, East Smithfield, Laporte, Monroeton, Sayre, Towanda, Wysox.
SOUTHERN REGION — JAMES LAZORKA
Standing, left. Offices: Jersey Shore, Muncy, Old Lycoming, Ralston, South Williamsport, Williamsport.

CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

2007 BOARD OF DIRECTORS

Citizens & Northern Corporation
Citizens & Northern Bank Board of Directors
Seated, from left, James E. Towner, Susan E. Hartley, Jan E. Fisher, Ann M. Tyler and Karl W. Kroeck.
Standing, from left, R. Bruce Haner, Leo F. Lambert, Leonard Simpson, Raymond R. Mattie, R. Robert DeCamp, Edward H. Owlett, III, Dennis F. Beardslee, Craig G. Litchfield and Charles H. Updegraff, Jr. Absent from photo, Edward L. Learn.

BOARD OF DIRECTORS

Dennis F. Beardslee	Owner, Terrace Lanes Bowling Center
R. Robert DeCamp	President, Patterson Lumber Co., Inc.
Jan E. Fisher	Executive Vice President and COO, Laurel Health System
R. Bruce Haner	Auto buyer for new car dealers
Susan E. Hartley	Attorney at law
Karl W. Kroeck	Farmer
Leo F. Lambert	President and General Manager, Fitzpatrick & Lambert, Inc.
Edward L. Learn	Former owner, Learn Hardware and Building Supply
Craig G. Litchfield	C&N Chairman of the Board, President and Chief Executive Officer
Raymond R. Mattie	President, M&S Conversion Co., Inc.
Edward H. Owlett, III	President and CEO, Putnam Company
Leonard Simpson	Attorney at law
James E. Towner	General Manager, The Times Tribune
Ann M. Tyler	Certified Public Accountant, Ann M. Tyler CPA, PC
Charles H. Updegraff, Jr.	C&N Executive Vice President and Chief Operating Officer
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

2007 FIRST STATE BANK BOARD OF DIRECTORS

The 2007 First State Bank Board of Directors, seated, from left, Wil liam O. Hatch, Patrick F. Donnelly and Carl E. Chase. Standing, from left, Brian C. Schu, Karl W. Kroeck and Harold L. Miller. Absent from photo, Craig G. Litchfield and Charles H. Updegraff, Jr.

BOARD OF DIRECTORS

Carl E. Chase	Pharmacist, retired
Patrick F. Donnelly	Chairman, President & CEO, First State Bank and Canisteo Valley Corp.
William O. Hatch	President, Staffing & Payroll Solutions, Inc.
Karl W. Kroeck	Farmer
Craig G. Litchfield	Chairman, President and CEO, Citizens & Northern Corp. and Bank
Harold L. Miller	Building construction, retired
Brian C. Schu	Attorney at law
Charles H. Updegraff, Jr.	Executive Vice President, COO, Citizens & Northern Bank

FSB HORNELL ADVISORY BOARD MEMBERS

Michael Deebs	Owner, Hornell Sears store
Frank Spitulnik	President and Owner, Information Boulevard, Inc.
William Hatch	President, Staffing and Payroll Solutions, Inc.
Brian Schu	Attorney-at-Law
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

OUR OFFICES

CITIZENS & NORTHERN BANK
Athens	428 S. Main St., Athens, PA 18810	570-888-2291
Dushore	111 W. Main St., Dushore, PA 18614	570-928-8124
East Smithfield	Main St., East Smithfield, PA 18817	570-596-3131
Elkland	104 Main St., Elkland, PA 16920	814-258-5111
Jersey Shore	230 Railroad St., Jersey Shore, PA 17740	570-398-4555
Knoxville	102 E. Main St., Knoxville, PA 16928	814-326-4151
Laporte	Main St., Laporte, PA 18626	570-946-4011
Liberty	4534 Williamson Trail, Liberty, PA 16930	570-324-2331
Mansfield	1085 Main St., Mansfield, PA 16933	570-662-1111
Monroeton	RR2, Monroeton, PA 18832	570-265-2157
Muncy	3461 Rte. 405 Hwy., Muncy, PA 17756	570-546-6666
Old Lycoming	1510 Dewey Ave., Williamsport, PA 17701	570-323-9305
Ralston	24 Thompson St., Ralston, PA 17763	570-995-5421
Sayre	1827 Elmira St., Sayre, PA 18840	570-888-2220
South Williamsport	2 E. Mountain Ave., South Williamsport, PA 17702	570-601-3016
Tioga	Main St., Tioga, PA 16946	570-835-5236
Towanda	428 Main St., Towanda, PA 18848	570-265-6171
Troy	Court House Square, Troy, PA 16947	570-297-2158
Wellsboro	90-92 Main St., Wellsboro, PA 16901	570-724-3411
Williamsport	130 Court St., Williamsport, PA 17701	570-320-0100
Wysox	Route 6, Wysox, PA 18854	570-265-9148

FIRST STATE BANK
Canisteo	3 Main St., Canisteo, NY 14823	607-698-4295
Hornell	6250 Cty. Rte. 64, Hornell, NY 14843	607-324-4081

CITIZENS TRUST COMPANY
Coudersport	10 N. Main St., Coudersport, PA 16915	814-274-9150
Emporium	135 E. Fourth St., Emporium, PA 15834	814-486-1112
Port Allegany	100 Maple St., Port Allegany, PA 16743	814-642-2571
CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

CITIZENS & NORTHERN CORPORATION 2007 ANNUAL HIGHLIGHTS

CITIZENS & NORTHERN BANK

Your Bank for a Lifetime

www.cnbankpa.com

FIRST STATE BANK

a subsidiary of Citizens & Northern Corp.

www.fsbcanisteo.com

CITIZENS TRUST COMPANY

a division of Citizens & Northern Bank

www.citizenstrustcompany.com

FOCUS ON THE FUTURE

Member FDIC